Exhibit 99.1

   SARS Related ZADAXIN Sales to China Expected to Increase Second
                 Quarter Revenue to over $15 Million

    SAN MATEO, Calif.--(BUSINESS WIRE)--May 6, 2003--SciClone Pharmaceuticals, Inc. (Nasdaq:SCLN) today announced that SARS related export sales to China are expected to drive sales of ZADAXIN(R), the Company's lead immune system enhancing drug, to more than $15 million for the second quarter of 2003. This compares to revenues of $5.0 million for the first quarter of 2003 and $4.0 million reported for the second quarter of 2002.
    On April 24, 2003, three weeks into the second quarter, SciClone reported that beginning early in this second quarter there was a significant and unanticipated increase in local sales of ZADAXIN to hospitals in China which was believed to be related to the use of immune system enhancers in connection with SARS.
    Donald R. Sellers, SciClone's President and Chief Executive Officer, commented, "In China, the growing awareness of the SARS virus and the intense search for methods to treat this disease have created an unanticipated additional demand for ZADAXIN and many other products. During the past few weeks, SciClone and our production partners have worked intensely and efficiently to responsibly address this new SARS related demand for ZADAXIN. We have put in place rapid and significant adjustments in priorities, resource allocations and production plans designed to permit flexibility in our response to demand for ZADAXIN in international markets. SciClone has also worked incessantly with its importers, distributors and health authorities in China to respond to this sudden increase in demand. Again, we caution that it is still too early to predict the magnitude and sustainability of SARS related ZADAXIN sales on our revenues and cash flow into the third quarter 2003 and beyond."
    Richard A. Waldron, SciClone's Chief Financial Officer, noted, "We are managing our working capital resources to meet this sudden and significant increase in demand for ZADAXIN. The strong local sales of ZADAXIN in China have accelerated cash payments from our importers. This near-term increase in ZADAXIN sales by itself is projected to materially improve our cash flow over the coming quarters. We now expect that our current cash position and projected funds from international sales operations will be sufficient to fund our existing clinical development programs and currently planned operations through the first quarter of 2006. At this time, we project net income of $2.7 million in the second quarter of 2003."
    Dr. Alfred R. Rudolph, M.D., SciClone's Chief Operating Officer, explained, "SARS has emerged very recently and no conclusive data has yet been reported regarding the effectiveness of drug therapy in either its treatment or its prevention. Although prior scientific data have demonstrated ZADAXIN's ability to enhance the immune system, we do not yet have the scientific or clinical data we need to define the best use of ZADAXIN in connection with SARS. In China, immune system enhancers have been recommended by the Chinese Department of Health for use in the treatment of SARS."

    Conference Call Scheduled Today

    SciClone's management will discuss these developments related to SARS on a conference call and live audio webcast at 2:00 p.m. EDT
(11:00 a.m. PDT) today. The conference call will include forward-looking statements.

    Webcast Instructions

    To access the live audio webcast of the conference call, log on 15 minutes before the start of the call at http://www.sciclone.com or http://www.vcall.com. Questions for the call can be sent to investorrelations@sciclone.com.

    Conference Call Instructions

    To access the conference call, dial 800/374-0564 (U.S./Canada) or 706/634-6376 (international) and refer to SciClone when the call is answered by the operator.

    Replay Instructions

    A replay of the webcast and conference call will be available from 5:00 p.m. EDT (2:00 p.m. PDT) today for two weeks. To access the replay, log on to http://www.sciclone.com or dial 800/642-1687
(U.S./Canada) or 706/645-9291 (international) and enter access code
363050.

    About ZADAXIN

    ZADAXIN is a pure synthetic preparation of thymosin alpha 1, a substance which circulates naturally and is instrumental in the body's immune response to fight viral infections and certain cancers. ZADAXIN has been approved for sale by the ministries of health in over 30 countries and is marketed in China and selected other countries outside the U.S. ZADAXIN has been administered to more than 10,000 patients in both clinical and commercial use, alone and in combination with anti-viral and anti-cancer drugs, without producing any reported ZADAXIN related significant side effects or toxicities.

    About SciClone

    SciClone Pharmaceuticals is a biopharmaceutical company engaged in the development of therapeutics to treat life-threatening diseases. Its lead product ZADAXIN is in several late-stage clinical trials, including two phase 3 hepatitis C clinical trials in the U.S., a recently completed phase 3 hepatitis B clinical trial in Japan, a phase 2 malignant melanoma clinical trial in Europe, and two phase 2 liver cancer trials in the U.S. In addition to ZADAXIN, SciClone's drug development opportunities include SCV-07, a potentially orally available therapy to treat viral and infectious diseases, and products to address the protein-based disorder that causes cystic fibrosis.

    The information in this press release contains forward-looking statements including our expectations and beliefs regarding sales and demand for ZADAXIN, working capital and cash flow. Words such as "expects," "plans," "believe," "may," "will," "anticipated," "intended" and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, goals, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, including changes in demand for ZADAXIN, the emergence of evidence as to the effectiveness or ineffectiveness of ZADAXIN or of other potential treatments for SARS, the course of the SARS epidemic, the possibility that anticipated orders are cancelled or are later returned, challenges in producing and shipping ZADAXIN quickly enough to meet increased demand, the potential for receipt of inaccurate information from importers, partners or distributors, as well as other risks and uncertainties described in SciClone's filings with the Securities and Exchange Commission.

    CONTACT: SciClone Pharmaceuticals
             Richard A. Waldron, 650/358-3437